Exhibit 3.5

CERTIFICATE OF FORMATION

OF

LE GP, LLC

This Certificate of Formation, dated August     , 2005, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is:

LE GP, LLC

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801.

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801.

EXECUTED as of the date written first above.

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President